ABC

October 7, 2016

Registrant	File No.	Form	Original Filing Date	Amended Filing Date	Explanation
Pioneer Floating Rate Trust	811-21654	N-SAR/A	7/28/16	10/7/16
The Registrant amended the Form N-SAR for the period ended May 31, 2016 to correct, the filing for an incorrect net investment income total.
• Interest income, net investment income and gain/loss were incorrectly stated on the filing.